                      AMENDED AND RESTATED CREDIT AGREEMENT


     THIS AGREEMENT made and entered into as of this 31st day of August, 1996 by and between VALLEY FORGE CORPORATION, a Georgia corporation (hereinafter called the "Borrower"), and THE BOATMEN'S NATIONAL BANK OF ST. LOUIS (hereinafter called the "Bank").

         WITNESSETH THAT:

         WHEREAS, Borrower and Bank previously entered into a Credit Agreement dated June 15, 1995 (as thereafter amended from time to time referred to herein as the "Credit Agreement") whereby Borrower obtained a term loan from Bank in the principal amount of $3,500,000.00 ("Term Loan") and a revolving loan in the amount of $6,000,000.00 ("Revolving Loan");

         WHEREAS, the Revolving Loan is scheduled to mature on August 31, 1996 and Borrower has requested that Bank renew this loan to extend the maturity thereof to June 30, 1997;

         WHEREAS, the Borrower also desires to borrow additional funds from the Bank in one or more advances, an aggregate sum not to exceed $3,000,000.00 (hereinafter the "Advanceable Loan"); and

         WHEREAS, the Bank is willing to agree to the Borrowers requests, subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

         The Credit Agreement is hereby amended and restated in its entirety to read as follows:

                             SECTION 1: DEFINITIONS

         "Capital Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee.

         "Consolidated Current Assets" shall mean, as of the date of any determination thereof, all cash, accounts receivable (excepting investments in or monies due from any affiliate), and inventory of the Borrower and its Consolidated Subsidiaries and any other assets which would be shown as "current assets" on financial statements prepared in accordance with generally accepted accounting principles consistently applied.

         "Consolidated Current Liabilities" means, as of the date of any determination thereof, all accounts payable, all liabilities for borrowed money which are payable on demand or within one year from their creation (excluding amounts due within such period on Long Term Debts of the Borrower or any of its Consolidated Subsidiaries) and all liabilities which would be shown as "current liabilities" on financial statements prepared in accordance with generally accepted accounting principles consistently applied; provided, however, for these purposes the obligations of Borrower with respect to the Loans shall not constitute "current liabilities."

         "Consolidated Debt" means at any time the Debt of the Borrower and its Consolidated Subsidiaries for such period as reported in the Borrower's consolidated financial statements for such period.

         "Consolidated Subsidiary" of any Person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such date.

         "Consolidated Subordinated Debt" means Debt of the Borrower which, by its express written terms, is subordinated in right of payment and priority to the Obligations.

         "Consolidated Tangible Capital Funds" means at any time the sum of (i) Consolidated Subordinated Debt plus (ii) the amount of share capital of all classes of the Borrowers stock, plus (iii) the amount of retained earnings and surplus whether capital or earned or additional paid in surplus (or, in the case of a deficit, minus the amount of such deficit) of the Borrower, each to be determined in accordance with generally accepted accounting principles consistently applied, minus, all treasury stock and goodwill.

         "Credit" shall mean the Term Loan, Advanceable Loan and the Revolving Loan.

         "Debt" of any Person means, at any date, without duplication, (a) all obligations of such Person and its Consolidated Subsidiaries for borrowed money,
(b) all obligations of such Person and its Consolidated Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person and its Consolidated Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person and its Consolidated Subsidiaries under Capital Leases, (e) all contingent or non-contingent obligations of such Person and its Consolidated Subsidiaries to reimburse any Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument in excess of $500,000.00, (f) all debt of others secured by a Lien on any asset of such Person or a Consolidated Subsidiary, whether or not such Debt is assumed by such Person or such Consolidated Subsidiary, and (g) all debt of others Guaranteed by Such Person or a Consolidated Subsidiary.

         "Documents" shall have the meaning set forth in Section 5.3.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Long Term Debt" means Debt properly classified as long-term pursuant to generally accepted accounting principles consistently applied.

         "Notes" shall mean the Term Note, Advanceable Note and the Revolving Note.

         "Obligations" means all obligations and liabilities of the Borrower to the Bank howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement or the Notes.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" shall mean at any time an employee pension benefit plan which is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

         "Subsidiary" means, with respect to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                       SECTION 2: TERMS OF THE TERM LOAN

         2.1 The Term Loan is evidenced by the promissory note shown in Exhibit "A" (hereinafter called the "Term Note"). The Term Note is payable in quarterly installments which commenced on March 31, 1996 with a final installment of the outstanding principal balance due on June 30, 1998.

         2.2 The Term Note bears interest from date on the from-time-to-time unpaid principal balance at a rate per annum equal to one-half of one percent greater than the from-time-to-time publicly announced corporate base rate of interest of the Bank, and after maturity, whether by acceleration or otherwise, at a rate per annum equal to two percent (2%) in excess of said corporate base rate. Said interest rate so determined shall change simultaneously with each change in said prime interest rate. Interest shall accrue daily at a per diem rate computed on the basis of a 360-day year for the actual number of days elapsed and is payable monthly, on the last day of each calendar month, at maturity, and after maturity, on demand.

         2.3 The Term Note is hereby amended to reflect that is arises out of this Agreement.

         2.4 All payments shall be made in currently available funds and shall be applied first to accrued interest and the balance, if any, to principal.

           SECTION 3: TERMS OF THE REVOLVING LOAN AND ADVANCEABLE LOAN

         3.1 The proceeds of the Revolving Loan shall be available to the Borrower at such times as the Borrower may request, so long as no Event of Default as hereinafter defined shall have occurred and Borrower has complied with all terms and conditions of this Agreement. Any unused portion of the Revolving Loan shall remain subject to withdrawal until June 30, 1997. Borrower authorizes Bank to accept telephone instructions from any individual who represents themselves as an authorized representative of Borrower as noted per Borrower's written instructions.

         3.2 The Revolving Loan shall be evidenced by a note in substantially the form attached hereto and marked Exhibit "B" (hereinafter the "Revolving Note"). The Revolving Note shall be payable on June 30, 1997, and shall be on the terms and conditions set forth therein.

         3.3 The Borrower has the right at any time to prepay the outstanding principal balance of the Revolving Note. Any such prepayment shall increase the unused portion of the Revolving Loan available for borrowing until maturity of the Revolving Note, whether by acceleration or otherwise.

         3.4 The proceeds of the Advanceable Loan shall be available to the Borrower at such times as the Borrower may request, so long as no Event of Default as hereinafter defined shall have occurred and Borrower has complied with all terms and conditions of this Agreement. Any unused portion of the Advanceable Loan shall remain subject to withdrawal until December 31, 1998. Borrower authorizes Bank to accept telephone instructions from any individual who represents themselves as an authorized representative of Borrower as noted per Borrower's written instructions.

         3.5 The Advanceable Loan shall be evidenced by a note in substantially the form attached hereto and marked Exhibit "C" (hereinafter the "Advanceable Note"). The Advanceable Note shall be payable on December 31, 1998, and shall be on the terms and conditions set forth therein.

         3.6 The Borrower has the right at any time to prepay the outstanding principal balance of the Advanceable Note. Any such prepayment shall NOT increase the unused portion of the Advanceable Loan available for borrowing.

                                    SECTION 4
                              CONDITIONS OF LENDING

As conditions precedent to the availability of the proceeds of the Credit, the Borrower shall deliver or cause to be delivered to the Bank in form satisfactory to the Bank:

         4.1 True and complete certified copies of resolutions of the Borrower's Board of Directors authorizing the borrowing hereunder as well as authorizing a specific individual or officer to execute and deliver this Agreement, the Notes and any supplemental documentation which may, by the terms hereof, be required at closing or in the future; and

The obligation of the Bank to make available the proceeds of the Credit is subject to the further condition that all legal matters incident to this transaction shall be satisfactory to counsel for the Bank.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

The Borrower expressly represents and warrants that:

         5.1 It is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia.

         5.2 It has corporate power and authority to own its property and to carry on its business as now being conducted, and it is duly qualified to do business and is in good standing in every jurisdiction in which its business is conducted or its ownership of property is such as to require such qualification.

         5.3 It has full corporate power and authority to execute this Agreement and the Notes and any other agreements and documents referred to herein (the "Documents"), and that the execution and delivery of the Documents by the officers of the Borrower who are executing and delivering the same have been duly and lawfully authorized and that all corporate acts and proceedings necessary or proper in the premises have been duly done, performed and taken, and the Documents constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         5.4 The execution and delivery of the Documents and the compliance by the Borrower with their terms and conditions, will not violate the Articles of Incorporation or By-Laws of the Borrower.

         5.5 The execution and delivery of the Documents and the compliance by the Borrower with their terms and conditions will not violate any contract to which the Borrower is a party, and will not violate any law, regulation, rule or order of any governmental body or agency.

         5.6 It has filed all tax returns required to be filed with the United States or any state or political subdivision thereof or other taxing authority to which it is known to be subject, and has paid all taxes, interest and penalties which have or may become due pursuant to said returns or provided adequate reserves for the payment thereof.

         5.7 There are no suits or administrative proceedings pending or, to the knowledge of the Borrower threatened against or affecting the Borrower which might have a material adverse effect upon the financial condition or business of the Borrower.

                                    SECTION 6
                              AFFIRMATIVE COVENANTS

So long as the Bank is obligated to lend hereunder or any part of the Credit remains outstanding, the Borrower covenants and agrees that it will:

         6.1 Furnish to Bank within 90 days after the close of each fiscal year, audited balance sheets and income statements for each fiscal year; certified to by a certified public account satisfactory to bank.

         6.2 Furnish to Bank quarterly balance sheets and income statements of Borrower prepared by Borrower and certified by a responsible officer of the Borrower.

         6.3 Furnish to Bank other financial and operating information, and permit representatives of Bank to examine its books and records, all as may be reasonably requested by Bank from time to time.

         6.4 Maintain a ratio of Consolidated Debt (excluding Consolidated Subordinated Debt) to Consolidated Tangible Capital Funds of less than 1.50:1.00.

         6.5 Maintain Consolidated Capital Funds in amounts greater than the amount set forth below with respect to the corresponding periods set forth below:


                   Period                              Minimum Consolidated
                   ------                              Tangible Capital Funds
                                                       ----------------------
       August 1, 1996-December 31, 1996                  $18,000,000.00
       January 1, 1997-June 30, 1997                     $19,000,000.00
       July 1, 1997-December 31, 1997                    $20,000,000.00
       January 1, 1998-June 30, 1998                     $21,000,000.00
       July 1, 1998-December 31, 1998                    $22,000,000.00

         6.7 Maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least 2.75:1.00.

         6.8 Maintain liability and casualty insurance coverage with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and property in the same general area in which Borrower operates, including fire and casualty insurance.

         6.9 Pay and discharge when due all taxes and claims which might result in a lien, unless the same is being contested in good faith by the Borrower in proper proceedings and for which a sufficient reserve has been established.

         6.10 Cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of Borrower, and comply with and cause to be complied with all laws, ordinances and regulations applicable to Borrower, including the Employee Retirement Income Security Act ("ERISA"), if Borrower has a pension and/or profit sharing plan.

                                    SECTION 7
                               NEGATIVE COVENANTS

So long as the Bank is obligated to lend hereunder or any part of the Credit remains outstanding, the Borrower covenants and agrees that it will not:

         7.1 Create or incur any indebtedness in excess of $1,000,000.00 except
(i) to the Bank, (ii) to trade creditors in the ordinary courses of business, or
(iii) indebtedness outstanding as the date here of and disclosed in writing to the Bank.

         7.2 Make capital expenditures during any fiscal year in an aggregate amount (determined on a non-cumulative basis) in excess of $5,000,000.00.

         7.3 Make any investment other than investments in (i) obligations issued or guaranteed, directly or indirectly, by the United States Government; or (ii) commercial paper or certificates of deposit issued by any commercial bank located in the United States of America having a combined capital and surplus of not less than Fifty Million Dollars ($50,000,000); or (iii) short term investments sold by the Bank.

                                    SECTION 8
                                EVENTS OF DEFAULT

Each of the following shall severally be considered an "Event of Default" for purposes of this Agreement:

         8.1 Failure to pay any installment of principal or interest on any of the Notes issued hereunder when due, whether by acceleration or otherwise.

         8.2 If any fact or warranty made in this Agreement or in the Documents should prove to be untrue in any material respect, as of the date made.

         8.3 Default by the Borrower in the performance or observance of any other covenant, term or agreement contained in this Agreement or in the Documents.

         8.4 Borrower hereby warrants that it is not in default with the note purchase agreement dated May 15, 1994 between the Borrower and Northwestern National Life Insurance Company, The North Atlantic Life Insurance Company of America and Northern Life Insurance Company. Furthermore, should the Borrower be in default under that agreement this agreement will also be in default.

         8.5 Occurrence of any of the following:

             (i) Adjudication by a court of competent jurisdiction that the Borrower is bankrupt or insolvent or the appointment of a receiver for the Borrower or for all or any part of its respective property;

             (ii) Filing by the Borrower or by any of its creditors of a petition under the provisions of the Revised Bankruptcy Act as now enacted or hereafter amended;

             (iii) Making by the Borrower of a general assignment for the benefit of creditors or an admission in writing by the Borrower of inability to pay indebtedness.

         8.6 Any reportable event that the Bank determines in good faith would constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan shall have occurred and shall continue for 30 days after written notice to such effect shall have been given to the Borrower by the Bank, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan or to appoint a trustee to administer any Plan.

         8.7 If the Bank for reasonable cause of any nature deems itself to be insecure.

                                    SECTION 9
                  RIGHTS AND REMEDIES IN THE EVENT OF DEFAULT

         9.1 Upon the occurrence of an Event of Default and at any time thereafter, the Bank may: (i) cease making any additional advances under the Credit; and (ii) upon the expiration of 15 calendar days after the occurrence of any Event of Default, declare all of the indebtedness outstanding hereunder immediately due and payable, and such indebtedness shall thereupon be and become immediately due and payable; each without demand or notice of any kind, the same being hereby expressly waived.

         9.2 No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right hereunder preclude any other or further exercise thereof, or the exercise of any other right. Each and every right granted to the Bank hereunder or under any document delivered hereunder or in connection therewith or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

         9.3 It is agreed by the Borrower that any Event of Default will constitute an event of default under all other agreements and evidences of indebtedness between the Borrower and the Bank whether now existing or hereafter executed and whether or not such is an event of default specified therein.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1 No modification or waiver of any provision of this Agreement, nor consent to any departure by the Borrower herefrom, shall be effective unless the same shall be in writing signed by an authorized officer of the Bank, and then only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         10.2 In case any one or more of the provisions contained in this Agreement, the Notes, or any other instrument or document delivered hereunder, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

         10.3 This Agreement, the Notes, and any other instruments and documents delivered hereunder shall be deemed contracts under the laws of Missouri and for all purposes shall be construed in accordance with the laws of Missouri. Exercise of any right or remedy in the event of default shall likewise be governed by the laws of Missouri.

         10.4 Until written notice to the contrary actually received by either party, any notice required to be sent hereunder shall be sent by certified mail, return receipt requested as follows:

         To Borrower: Valley Forge Corporation
         Attention: David R. Brining

         -------------------------------------
         -------------------------------------

         To Bank: THE BOATMEN'S NATIONAL BANK OF ST. LOUIS
         Attention: Dave Scobee
         7800 Forsyth Blvd.
         Clayton, MO 63105

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                             THE BOATMEN'S NATIONAL BANK OF
ATTEST:                                      ST. LOUIS



------------------------------               By:   /s/ David W. Scobee
Secretary                                       ------------------------------
                                                       David W. Scobee
                                                       Title: Vice President



ATTEST:                                      VALLEY FORGE CORPORATION

/s/ Monica J. Burke                          By:   /s/ David R. Brining
------------------------------                  -----------------------------
    Monica J. Burke                                    David R. Brining
    Secretary                                          Title: President




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